Exhibit 2.3

PLAN OF CONVERSION
OF
GAME YOUR GAME, INC.,
A DELAWARE CORPORATION
INTO
GAME YOUR GAME, INC.,
A NEVADA CORPORATION

THIS PLAN OF CONVERSION, dated as of March 30, 2026 (including all of the Exhibits attached hereto, this “Plan”), is hereby adopted by Game Your Game, Inc., a Delaware corporation, in order to set forth the terms, conditions and procedures governing the conversion of Game Your Game, Inc. from a Delaware corporation to a Nevada corporation pursuant to Section 266 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Section 92A.195 of the Nevada Revised Statutes, as amended (the “NRS”).

RECITALS

WHEREAS, Game Your Game, Inc. is a corporation organized and existing under the laws of the State of Delaware (the “Converting Entity”);

WHEREAS, the Board of Directors of the Converting Entity has determined that it would be advisable and in the best interests of the Converting Entity and its stockholders for the Converting Entity to convert from a Delaware corporation to a Nevada corporation pursuant to Section 266 of the DGCL and Sections 92A.195 and 92A.250 of the NRS;

WHEREAS, the form, terms and provisions of this Plan have been authorized, approved and adopted by the Board of Directors of the Converting Entity;

WHEREAS, the Board of Directors of the Converting Entity has submitted this Plan to the stockholders of the Converting Entity for approval; and

WHEREAS, this terms and provisions of this Plan has been authorized, approved and adopted by the holders of a majority of the voting power of the stockholders of the Converting Entity.

NOW, THEREFORE, the Converting Entity hereby adopts this Plan as follows:

PLAN OF CONVERSION

1.	Conversion; Effect of Conversion.

(a)	Upon the Effective Time (as defined below), the Converting Entity shall be converted from a Delaware corporation to a Nevada corporation pursuant to Section 266 of the DGCL and Sections 92A.195 and 92A.250 of the NRS (the “Conversion”) and the Converting Entity, as converted to a Nevada corporation (the “Resulting Entity”), shall thereafter be subject to all of the provisions of the NRS, the existence of the Resulting Entity shall be deemed to have commenced on the date the Converting Entity commenced its existence in the State of Delaware.

(b)	Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, the Resulting Entity shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Converting Entity existing immediately prior to the Effective Time. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, for all purposes of the laws of the State of Nevada, all of the rights, privileges and powers of the Converting Entity existing immediately prior to the Effective Time, and all property, real, personal and mixed, and all debts due to the Converting Entity existing immediately prior to the Effective Time, as well as all other things and causes of action belonging to the Converting Entity existing immediately prior to the Effective Time, shall remain vested in the Resulting Entity and shall be the property of the Resulting Entity and the title to any real property vested by deed or otherwise in the Converting Entity existing immediately prior to the Effective Time shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Converting Entity existing immediately prior to the Effective Time shall be preserved unimpaired, and all debts, liabilities and duties of the Converting Entity existing immediately prior to the Effective Time shall remain attached to the Resulting Entity upon the Effective Time, and may be enforced against the Resulting Entity to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Resulting Entity in its capacity as a corporation of the State of Delaware. The rights, privileges, powers and interests in property of the Converting Entity existing immediately prior to the Effective Time, as well as the debts, liabilities and duties of the Converting Entity existing immediately prior to the Effective Time, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Resulting Entity upon the Effective Time for any purpose of the laws of the State of Nevada.

(c)	The Conversion shall not be deemed to affect any obligations or liabilities of the Converting Entity incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

(d)	Upon the Effective Time, the name of the Resulting Entity shall remain unchanged and continue to be “Game Your Game, Inc.”

(e)	The Converting Entity intends for the Conversion to constitute a tax-free reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended.

2.	Filings. As promptly as practicable following the adoption of this Plan by the Board of Directors and the stockholders of the Converting Entity, the Converting Entity shall cause the Conversion to be effective by:

(a)	executing and filing (or causing the execution and filing of) Articles of Conversion pursuant to Section 92A.205 of the NRS, substantially in the form of Exhibit A hereto (the “Nevada Articles of Conversion”), with the Secretary of State of the State of Nevada;

(b)	executing and filing (or causing the execution and filing of) a Certificate of Conversion pursuant to Sections 103 and 266 of the DGCL, substantially in the form of Exhibit B hereto (the “Delaware Certificate of Conversion”), with the Secretary of State of the State of Delaware; and

(c)	executing and filing (or causing the execution and filing of) Articles of Incorporation of the Resulting Entity, substantially in the form of Exhibit C hereto (the “Nevada Articles of Incorporation”), with the Secretary of State of the State of Nevada.

3.	Effective Time. The Conversion shall become effective upon the last to occur of the filing of the Delaware Certificate of Conversion with the Secretary of State of the State of Delaware and the Nevada Articles of Conversion and Nevada Articles of Incorporation with the Secretary of State of the State of Nevada or at a such later time as specified in the Delaware Certificate of Conversion and the Nevada Articles of Conversion (the time of the effectiveness of the Conversion, the “Effective Time”).

4.	Effect of Conversion.

(a)	Effect of Conversion on Outstanding Common Stock. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each share of Common Stock, $0.001 par value per share, of the Converting Entity (“Converting Entity Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall convert into 1.630876537 validly issued, fully paid and nonassessable shares of Common Stock, $0.001 par value per share, of the Resulting Entity (“Resulting Entity Common Stock”), with any resulting fractional shares being rounded to the nearest whole share. The shares of Resulting Entity Common Stock shall be book entry and shall not be represented by share certificates.

(b)	Effect of Conversion on Outstanding Warrants, Options or other Rights. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each warrant, option or other right (“Converting Entity Common Stock Equivalents”) to acquire shares of Converting Entity Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent warrant, option or other right (“Resulting Entity Common Stock Equivalents”) to acquire 1.630876537 shares of Resulting Entity Common Stock for each share of Converting Entity Common Stock underlying such Converting Entity Common Stock Equivalent immediately prior to the Effective Time upon the same terms and conditions as were in effect immediately prior to the Effective Time, except that, the applicable per share exercise, conversion or exchange price applicable to each such Resulting Entity Common Stock Equivalent shall be equal to the quotient obtained by dividing (A) the exercise price per share of Converting Entity Common Stock applicable to such Converting Entity Common Stock Equivalent immediately prior to the Effective Time by (b) 1.630876537.

(c)	Effect of Conversion on Employee Benefit, Equity Incentive or Other Similar Plans. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, each employee benefit plan, equity incentive plan or other similar plan to which the Converting Entity is a party shall continue to be a plan of the Resulting Entity. To the extent that any such plan provides for the issuance of Converting Entity Common Stock, upon the Effective Time, such plan shall be deemed to provide for the issuance of that number of shares of Resulting Entity Common Stock calculated as set forth in Section 4(b) of this Plan.

(d)	Effect of Conversion on Directors and Officers. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its stockholders, the members of the Board of Directors and the officers of the Converting Entity holding their respective offices in the Converting Entity existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board of Directors and officers, respectively, of the Resulting Entity.

5.	Further Assurances. If, at any time after the Effective Time, the Resulting Entity shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Resulting Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time, or (b) to otherwise carry out the purposes of this Plan, the Resulting Entity and its officers and directors (or their designees), are hereby authorized to solicit in the name of the Resulting Entity any third-party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the Resulting Entity, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Resulting Entity, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time and otherwise to carry out the purposes of this Plan.

6.	Nevada Bylaws. Upon the Effective Time, the bylaws of the Resulting Entity shall be the Bylaws of Game Your Game, Inc., substantially in the form of Exhibit D hereto.

7.	Termination. At any time prior to the Effective Time, this Plan may be terminated, and the transactions contemplated hereby may be abandoned by action of the Board of Directors of the Converting Entity if, in the opinion of the Board of Directors of the Converting Entity, such action would be in the best interests of the Converting Entity and its stockholders. In the event of termination of this Plan, this Plan shall become void and of no further force or effect.

8.	Third-Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

9.	Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

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IN WITNESS WHEREOF, the undersigned hereby causes this Plan to be duly executed as of the date hereof.

GAME YOUR GAME, INC.

By:	/s/ Nadir Ali
Nadir Ali, CEO

EXHIBIT A

NEVADA ARTICLES OF CONVERSION

EXHIBIT B

DELAWARE CERTIFICATE OF CONVERSION

EXHIBIT C

NEVADA ARTICLES OF INCORPORATION

EXHIBIT D

NEVADA BYLAWS